SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULES 13d-1(b),(c), AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2(b)
                                (Amendment No. 2)*


                                  Aarons Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                   Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    002535201
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                    24 June 2010
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[ ]  Rule 13d-1(d)

--------------------------------------------------------------------------------
1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 the "Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act
(however, see the Notes.)

                         (Continued on following pages)

                                Page 1 of 6 Pages







CUSIP No. 002535201            Schedule 13G                 Page 2 of 6 Pages
          -----------        --------------

1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         M&G Investment Management Limited
         No I.R.S Identification Number
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF THE MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY
--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom, England
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
NUMBER OF                 0
SHARES              ------------------------------------------------------------
BENEFICIALLY         6.   SHARED VOTING POWER
OWNED BY                  1,784,000

EACH                ------------------------------------------------------------
REPORTING            7.   SOLE DISPOTIVE POWER
PERSON                    0
WITH                ------------------------------------------------------------
                     8.   SHARED DISPOTIVE POWER
                          1,784,000
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,784,000
--------------------------------------------------------------------------------
10.      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                              [_]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         15.33%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON
         IA
--------------------------------------------------------------------------------






CUSIP No. 002535201            Schedule 13G                 Page 3 of 6 Pages
          -----------        --------------

1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         M&G Investment Funds 1
         No I.R.S Identification Number
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF THE MEMBER OF A GROUP*
                                                                 (a)  [ ]
                                                                 (b)  [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY
--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom, England
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
NUMBER OF                 0
SHARES              ------------------------------------------------------------
BENEFICIALLY         6.   SHARED VOTING POWER
OWNED BY                  1,784,000
EACH                ------------------------------------------------------------
REPORTING            7.   SOLE DISPOTIVE POWER
PERSON                    0
WITH                ------------------------------------------------------------
                     8.   SHARED DISPOTIVE POWER
                          1,784,000
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,784,000
--------------------------------------------------------------------------------
10.      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*                                              [_]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         15.33%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON
         OO
--------------------------------------------------------------------------------



CUSIP No. 002535201            Schedule 13G                 Page 4 of 6 Pages
          -----------        --------------

Item 1(a).   Name of Issuer:

                  Aarons Inc.

Item 1(b).   Address of Issuer's Principal Executive Offices:

309 East Paces Ferry Road NE, Atlanta, GA 30305-2377, United States

Item 2(a).   Name of Person Filing:

              1.  M&G Investment Management Limited (MAGIM)
              2.  M&G Investment Funds 1

Item 2(b).   Address of Principal Business Office or, if None,
             Residence:

                  Governor's House, Laurence Pountney Hill, London, EC4R 0HH

Item 2(c).   Citizenship:

                  United Kingdom, England

Item 2(d).   Title of Class of Securities:

                  Common Stock

Item 2(e).   CUSIP Number:

                  002535201

Item 3.		Type of Person:

(e) MAGIM is an investment advisor in accordance with s.240.13d-1(b)(1)(ii)(E)

M&G Investment Funds 1 is an open-ended investment company with variable capital, incorporated in England and Wales and authorized by the Financial Services Authority. It is not registered with the Securities and Exchange Commission under the investment company act of 1940.

All of the securities covered by this report are owned legally by M&G Investment Funds 1, MAGIMs investment advisory client, and none are owned directly by MAGIM

Item 4.      Ownership.
             Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a)  Amount Beneficially owned: 1,784,000 shares

        (b)  Percent of Class: 15.33%

        (c)  Number of shares as to which such person has:

                                     M&G Investment Funds (1)
               (i)    sole power to vote or to direct the vote  0
                                                                ----------
               (ii)   shared power to vote or to direct the
                      vote                                      1,784,000
                                                                ----------
               (iii)  sole power to dispose or to direct the
                      disposition of                            0
                                                                ----------
               (iv)   shared power to dispose or to direct the
                      disposition of                            1,784,000
                                                                ----------

                                     M&G Investment Management Limited
               (i)    sole power to vote or to direct the vote  0
                                                                ----------
               (ii)   shared power to vote or to direct the
                      vote                                      1,784,000
                                                                ----------
               (iii)  sole power to dispose or to direct the
                      disposition of                            0
                                                                ----------
               (iv)   shared power to dispose or to direct the
                      disposition of                            1,784,000
                                                                ----------




CUSIP No. 002535201           Schedule 13G                 Page 5 of 6 Pages
          -----------        --------------

Item 5.      Ownership of Five Percent or Less of Class.
             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following

             Not applicable.

Item 6.      Ownership of More than Five Percent on Behalf of Another
             Person.

             Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             Not applicable.

Item 8.      Identification and Classification of Members of the Group.


             Not applicable.


Item 9.      Notice of Dissolution of Group.

             Not Applicable


CUSIP No. 002535201           Schedule 13G                Page 6 of 6 Pages
          -----------         --------------


Item 10.     Certification.
             -------------

          (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. "

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                By:  --//Mark Thomas//--
                                     --------------------------------------
                                Name:    Mark Thomas
                                Title:   Head of Group Funds
                                Date:    June 28, 2010



Exhibit A

AGREEMENT OF JOINT FILING

In accordance with Rule 13d-1(k) under the Securities Exchanges Act of 1934, as amended, the undersigned hereby agrees that the foregoing statement on
Schedule 13G/A, is filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement on the 28th day of June, 2010.

							M&G INVESTMENT MANAGEMENT LIMITED

							By  /s/ Mark Thomas
Date:  June 28, 2010				Head of Group Funds



							M&G Investment Funds 1

							By  /s/ Mark Thomas
Date:  June 28, 2010				Head of Group Funds